Consent of Ernst & Young LLP
                 Independent Auditors



      We consent to the reference to our firm under the
caption "Experts" in the Registration Statement (Form S-
3  No.  33-______________) and  related  Prospectus  of
Electrosource, Inc. for the registration of  1,859,333
shares of its common stock and to the incorporation by reference therein of our report dated February 13, 1995, except for Note Q, as to which the date is March
10, 1995, and Note R, as to which the date is October 6, 1995, with respect to the financial statements and schedule of Electrosource, Inc. included in its Current Report on Form 8-K dated October 10, 1995, filed with the Securities and
Exchange Commission.


/s/ Ernst & Young, LLP

Austin, Texas
October 11, 1995